EXHIBIT 4.1

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (the “Agreement”) dated as of June 9, 2010, is by and among: (i) Matthew Drakard, an individual residing in the United Kingdom (“MD”); (ii) Simon Booley, an individual residing in the United Kingdom (“SB”); (iii) Thomas Morgan, an individual residing in the United Kingdom (“TM” and together with MD and SB, the “Investors”); and (v) Archipelago Learning, Inc., a Delaware corporation (the “Company”, and, together with the Investors, the “Parties”).  Capitalized terms used herein and not otherwise defined shall have that meaning ascribed to them in the Share Purchase Agreement by and among the Parties and Archipelago Learning Holdings UK Limited dated as of the date hereof (the “Share Purchase Agreement”).

W I T N E S S E T H:

WHEREAS, the Investors are receiving shares (“Registrable Securities”) of common stock of the Company (“Common Stock”) as a portion of the consideration to be paid to the Investors, directly pursuant to the Share Purchase Agreement; and

WHEREAS, the delivery of this Agreement is a condition to the Investors’ obligations under the Share Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1. Definitions.  As used in this Agreement, the following capitalized terms shall have the following meanings:

“Damages” means any loss, damage, or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

“Form S-2” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

“Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“Form S-4” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

“SEC” means the Securities and Exchange Commission.

“SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

“SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

“Securities Act” means the United States Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any selling Investors, except for the fees and disbursements of the one counsel (not to exceed $15,000) of the selling Investors borne and paid by the Company as provided in Section 5.

Section 2.   Registration Rights.  If the Company proposes to register any of its Common Stock under the Securities Act for its own account in connection with the public offering of such securities solely for cash (other than (i) a registration on a Form S-4; (ii) a registration on a Form S-8; (iii) a registration relating to an SEC Rule 145 transaction; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered) the Company shall, at such time, promptly give each Investor notice of such registration.  Upon the request of each Investor given within 20 days after such notice is given by the Company, the Company shall, subject to the provisions of Section 3, cause to be registered all of the Registrable Securities that each such Investor has requested to be included in such registration.  There is no limitation on the number of such piggyback registrations pursuant to the preceding sentence which the Company is obligated to effect.  In accordance with the provisions of this Agreement, the Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2 before the effective date of such registration, whether or not any Investor has elected to include Registrable Securities in such registration.  The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 5.

Section 3.  Underwriting Requirements.  In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to this Agreement, the Company shall not be required to include any of the Investors’ Registrable Securities in such underwriting unless the Investors accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company.  If the total number of securities, including Registrable Securities, proposed to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters in their sole discretion determine will not jeopardize the success of the offering.  If the underwriters determine that less than all of the securities requested to be registered can be included in such offering, then the securities that are included in such offering shall be allocated among the Investors and those shareholders having rights under the Company’s Stockholders Agreement dated as of November 19, 2009 (the “Stockholders Agreement”) in proportion (as nearly as practicable) to the number of Registrable Securities (as that term is defined both herein and in the Stockholders Agreement) owned by each such Investor and Stockholder (as that term is defined in the Stockholders Agreement) or in such other proportion as shall mutually be agreed to by all such Investors and Stockholders.

Section 4.  Furnish Information.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement with respect to the Registrable Securities of any selling Investor that such Investor shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Investor’s Registrable Securities.

Section 5.  Expenses of Registration.  All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to this Agreement, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one counsel for the selling Investors (not to exceed $15,000), shall be borne and paid by the Company.  All Selling Expenses relating to Registrable Securities registered pursuant to this Agreement shall be borne and paid by the Investors pro rata on the basis of the number of Registrable Securities registered on their behalf.

Section 6.  Delay of Registration.  No Investor shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Agreement.

Section 7.  Indemnification.  If any Registrable Securities are included in a registration statement under this Agreement:

(a)  To the extent permitted by law, the Company will indemnify and hold harmless each selling Investor, and the partners, members, officers, directors, and stockholders of each such Investor; legal counsel and accountants for each such Investor; any underwriter (as defined in the Securities Act) for each such Investor; and each Person, if any, who controls such Investor or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Investor, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, that the indemnity agreement contained in this Section 7(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Investor, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b)  To the extent permitted by law, each selling Investor, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other selling shareholder(s) in such registration statement, and any controlling Person of any such underwriter or other selling shareholder(s), against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Investor expressly for use in connection with such registration; and each such selling Investor will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, that the indemnity agreement contained in this Section 7(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Investor, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Investor by way of indemnity or contribution under Sections 7(b) and 7(d) exceed the proceeds from the offering received by such Investor (net of any Selling Expenses paid by such Investor), except in the case of fraud or willful misconduct by such Investor.

(c)  Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 7, give the indemnifying party notice of the commencement thereof.  The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action.  The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 7, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action.  The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 7.

(d)  To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 7 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 7 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 7, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, that, in any such case: (x) no Investor will be required to contribute any amount in excess of the proceeds received from such Registrable Securities offered and sold by such Investor pursuant to such registration statement; and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall an Investor’s liability pursuant to this Section 7(d), when combined with the amounts paid or payable by such Investor pursuant to Section 7(b), exceed the proceeds from the offering received by such Investor (net of any Selling Expenses paid by such Investor), except in the case of willful misconduct or fraud by such Investor.

(e)  Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)  Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and the Investors under this Section 8 shall survive the completion of any offering of Registrable Securities in a registration under this Agreement, and otherwise shall survive the termination of this Agreement.

Section 8.“Market Stand-off” Agreement.  Each Investor hereby severally and not jointly agrees with the Company, and not with or for the benefit of any other Investor, that if and when requested by an underwriter in connection with any registration by the Company of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1 or Form S-3, such Investor will deliver a customary lock-up agreement containing terms consistent with the following: that such Investor will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1 or Form S-3 (whether for its own account or for any of its stockholders), and ending on the date specified by the Company and the managing underwriter (such period not to exceed ninety (90) days, which period may be extended upon the request of the managing underwriter, to the extent required by any FINRA or NASD rules, for an additional period of up to seventeen (17) days if the Company issues or proposes to issue an earnings or other public release within seventeen (17) days of the expiration of the 90-day lockup period): (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock (whether such shares or any such securities are then owned by the Stockholder or are thereafter acquired) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise.  The foregoing provisions of this Section 8 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement.  The underwriters in connection with such registration are intended third-party beneficiaries of this Section 8 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto.  Each Investor further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 8 or that are necessary to give further effect thereto.  Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Investors subject to such agreements, based on the number of shares subject to such agreements.  The provisions of this Section 8, if enforced by the Company, may only be enforced by action of the independent directors of the Board of Directors of the Company.

Section 9.  Reports Under Exchange Act.  With a view to making available to the Investors the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit an Investor to sell securities of the Company to the public without registration, the Company shall:

(a)  make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times;

(b)  use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c)  furnish to any Investor, so long as the Investor owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after 90 days after the date of this Agreement), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, only to the extent not otherwise publicly available or provided to all stockholders generally; and (iii) such other information as may be reasonably requested in availing any Investor of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act).

Section 10.  Submission to Jurisdiction; Consent to Service of Process.

(a)  The Parties hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each Party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts.  The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)  Each of the Parties hereby consents to process being served by any Party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 13.1

Section 11.  Entire Agreement; Amendments and Waivers.  This Agreement and the Share Purchase Agreement represent the entire understanding and agreement between the Parties with respect to the subject matter hereof.  This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

Section 12.  Governing Law.  This Agreement, and all claims or causes of action or other matters (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement or the consummation of any of the transactions contemplated hereby, shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State of New York, excluding any conflict or choice of law rule or principle that might otherwise refer construction or interpretation thereof to the substantive laws of another jurisdiction.

Section 13.  Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given: (i) when delivered personally by hand (with written confirmation of receipt); (ii) when sent by facsimile (with written confirmation of transmission); or (iii) two Business Days following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Parties pursuant to this provision):

_________________________

1 NTD: This provision is in the SPA and Escrow Agreement.  The miscellaneous provisions of all of the transaction documents should remain consistent.

If to the Investors, to:

Matthew Drakard
Top Cottage
Stamford Road
Barnsdale
Rutland, LE15 8AB

Simon Booley
9 The Pines
Bushby
Leicester, LE7 9RX

Tom Morgan
371 Princess Park Manor
Royal Drive
London, N11 3GX

With a copy (which shall not constitute notice) to:

Coman and Anderson, P.C.
2525 Cabot Drive, Suite 300
Lisle, Illinois 60532
Facsimile: 630-428-2549
Attention: Daniel G. Coman

and

Solomon Taylor & Shaw
3 Coach House Yard
Hampstead High Street
London, NW3 1QF
Facsimile: (44) 207 794 7485
Attention: Raymond Taylor

If to the Company, to:

Archipelago Learning, Inc.
3400 Carlisle Street, Suite 345
Dallas, Texas 75204
Facsimile: (866) 515-9145
Attention: Chief Executive Officer

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
100 Federal Street, 34th Floor
Boston, Massachusetts  02110
Facsimile:  (617) 772-8333
Attention:  Kevin J. Sullivan

Section 14.  Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 15.  Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below.  No assignment of this Agreement or of any rights or obligations hereunder may be made by any Investor (by operation of law or otherwise) without the prior written consent of the Company and any attempted assignment without the required consent shall be void.

Section 16.  Other Definitional and Interpretive Matters.  Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(a)  Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(b)  Headings.  The division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

(c)  Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(d)  Including.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(e)  Construction.  The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their collective mutual intent, and no rule of strict construction shall be applied against any Party.

Section 17.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Registration Rights Agreement to be executed as of the date first written above.

COMPANY:

ARCHIPELAGO LEARNING, INC.

By:	/s/ Tim McEwen
Name:	Tim McEwen
Title:	Chief Executive Officer

[Signature Page 1 of 4 to the EducationCity Registration Rights Agreement]

INVESTORS:

/s/ Matthew Drakard
MATTHEW DRAKARD

[Signature Page 2 of 4 to the EducationCity Registration Rights Agreement]

/s/ Simon Booley
SIMON BOOLEY

[Signature Page 3 of 4 to the EducationCity Registration Rights Agreement]

/s/ Thomas Morgan
THOMAS MORGAN

Signature Page 4 of 4 to the EducationCity Registration Rights Agreement